JAMES STAFFORD

James Stafford, Inc.
Chartered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
28 July 2010	Facsimile +1 604 669 0754

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Subject:    Striker Energy Corp. (the “Company”)

Dear Sirs:

We have read the statements made by the Company in the attached copy of Form 8-K –Current Report (the “Form 8-K”) dated 28 July 2010, which we understand will be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Our understanding is that the notice will read as follows:

“On July 19, 2010, we engaged Horne LLP as our principal independent accountant, and effective July 23, 2010, we dismissed James Stafford, Inc., Chartered Accountants, as our principal independent accountant. The decision to dismiss James Stafford and to appoint Horne LLP was approved by our board of directors.

James Stafford’s report on our financial statements for either of the two most recent fiscal years ended February 28, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to the substantial doubt about our ability to continue as a going concern.

During our two most recent fiscal years ended February 28, 2010 and 2009 and in the subsequent interim period through the date of dismissal, there were no disagreements, resolved or not, with James Stafford on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedures, which disagreement(s), if not resolved to the satisfaction of James Stafford, would have caused James Stafford to make reference to the subject matter of the disagreement(s) in connection with its report.

JAMES STAFFORD
CHARTERED ACCOUNTANTS

During our two most recent fiscal years ended February 28, 2010 and 2009 and in the subsequent interim period through the date of dismissal, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

We provided James Stafford with a copy of the disclosure in this Item 4.01 of this current report on Form 8-K prior to its filing with the Securities and Exchange Commission, and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made in this Item 4.01 of this current report on Form 8-K, and if not, stating the respects with which it does not agree. A copy of the letter provided from James Stafford is filed as an exhibit to this current report on Form 8-K.

During our two most recent fiscal years ended February 28, 2010 and 2009 and in the subsequent interim period through the date of appointment, we have not consulted with Horne LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has Horne LLP provided to us a written report or oral advice that Horne LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, during such periods, we have not consulted with Horne LLP regarding any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).”

We agree with the statements in the Form 8-K dated 28 July 2010.

Yours truly,

“James Stafford”

Chartered Accountants
Vancouver, British Columbia, Canada, 28 July 2010